EXHIBIT 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statements of National Holdings Corporation (the “Company”) on Form S-1, File No. 333-153859, Form S-8, File No. 333-133733 and Form S-8, File No. 333-152962, of our report dated December 24, 2008, on our audits of the consolidated financial statements of the Company as of September 30, 2008 and 2007 and for the years ended September 30, 2008 and 2007, which report is included in this Annual Report on Form 10-K.

/s/ Sherb & Co., LLP

Boca Raton, Florida
December 24, 2008